EXHIBIT 99.1

NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
MONDAY, SEPTEMBER 24, 2012

OLD REPUBLIC ANNOUNCES THE FILING OF A CORRECTIVE PLAN FOR THE RUN-OFF OF ITS RMIC MORTGAGE GUARANTY UNIT

CHICAGO – September 24, 2012 - Old Republic International Corporation (NYSE: ORI) today announced that its flagship mortgage guaranty subsidiary, Republic Mortgage Insurance Company (“RMIC”), had received a Notice of Hearing from the North Carolina Department of Insurance (“NCDOI”).  The Hearing is scheduled for October 16, 2012, and its purpose is to enable stakeholders to consider a revised Corrective Plan (“the Plan”) submitted by RMIC on September 14, 2012, as required by the NCDOI Commissioner’s  Summary Order (“the Order”) dated January 19, 2012.  The Hearing has also been scheduled to determine whether the Summary Order should be modified and extended, whether the original deferred payment claim obligation structure established by the NCDOI should be changed, and whether the Plan should be approved and incorporated into the Summary Order. In substance, RMIC’s Corrective Plan seeks to accomplish the following major objectives:

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To increase the cash portion of all settled claims to 60% from the current 50%.  As a consequence the Deferred Payment Obligation (“DPO”) retained in claim reserves would be reduced to 40% from the current 50% level.

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To authorize RMIC to execute the DPO-based run-off plan under ORI’s ownership and NCDOI supervision of RMIC to assure the most efficient and economically sound realization of ultimate benefits to policyholders.

●	To ensure the continued operation of RMIC under supervision during such future period of time as necessary to accomplish the above objectives.

The Notice of Hearing, an Executive Summary from a report submitted to the NCDOI by an actuarial firm retained by it, and RMIC’s Corrective Plan dated September 14, 2012 have been posted on both RMIC’s and ORI’s web-sites.  It is our current understanding that the NCDOI’s final decision in regards to the Plan, Order, and DPO should be announced shortly after the aforementioned Hearing date.

Conference Call Information

Old Republic has scheduled a conference call at 10:30 a.m. EDT (9:30 a.m. CDT) today, to discuss this News Release. To access this call, please log on to the Company's website at www.oldrepublic.com 15 minutes before the call to download the necessary software.

Investors may access a replay of the call by dialing 877/870-5176, passcode 2070804, which will be available through October 1, 2012. The replay will also be available on Old Republic International's website through October 24, 2012.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, and title insurance fields.   A long term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent times.

One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $16.1 billion and common shareholders’ equity of nearly $3.7 billion or $14.74 per share.  Its current stock market valuation is approximately $2.4 billion or $9.38 per share.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com

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